SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14, SEC File No. 333-105310, was filed on May 16, 2003, and amended on May 23, 2003. This filing relates to an Agreement and Plan of Reorganization whereby (1) certain VISION Funds (the "Acquiring Funds") acquired all of the assets of a corresponding ARK Fund (the "Acquired ARK Fund") in exchange solely for the Acquiring Fund's assumption of such Acquired ARK Fund's liabilities and the Acquiring Fund's shares, which were distributed pro rata by each Acquired ARK Fund to the holders of its shares, in complete liquidiation of each Acquired ARK Fund; and (2) the Acquiring Funds acquired all of the assets of VISION Large Cap Core Fund, VISION Intermediate Term Bond Fund or VISION Pennsylvania Municipal Income Fund (each an "Acquired VISION Fund") in exchange solely for the Acquiring Fund's shares, which were distributed pro rata by the Acquired VISION Fund to the holders of its shares, in complete liquidation of the Acquired VISION Fund. As a result, effective August 15, 2003 or August 22, 2003, each shareholder of the Acquired ARK Funds or Acquired VISION Funds became the owner of an Acquiring Fund's shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired ARK Fund or Acquired VISION Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired ARK Funds or the Acquired VISION Funds to the Acquiring Funds was approved by the ARK Funds Board of Trustees at their
Regular Meeting held on     March 28, 2003 and by the VISION Board of
Trustees at their Regular Meeting held on March 24, 2003. The Agreement and Plan of Reorganization was also approved by the Acquired ARK Funds' shareholders and the Acquired VISION Funds' shareholders at Special Meetings held on August 14, 2003.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on June 23, 2003.

Form N-8f, an Application for Deregistration of Investment Companies, was filed with the SEC on behalf of the Acquired ARK Funds on or about September 26, 2003.